Exhibit 10.36

Sales and Purchase Framework Agreement

between

Chongqing Daqo New Energy Co., Ltd.

and

Jinzhou Solargiga Energy Co., Ltd.

Date: January 22, 2010

Party A:	Chongqing Daqo New Energy Co., Ltd.

Organization:	Limited Liability Company
Registered Address:	Wanzhou Industrial Park, Chongqing
Legal Representative:	Xu Guangfu
Deposit Bank:	China Construction Bank, Wanzhou Branch
Account Number:	50001303600050207456
Tel:	025-66980597
Fax:	025-66980592

Party B:	Jinzhou Solargiga Energy Co., Ltd.

Organization:	[not provided]
Registered Address:	No.102 West Jiefang Road, Jinzhou, Liaoning Province
Legal Representative:	Tan Wenhua
Deposit Bank:	Agricultural Bank of China, [Jinzhou] Jiefang Road Branch
Account Number:	583901040004909
Tel:	0416-7120196
Fax:	0416-7188277

Pursuant to the Contract Law of the People’s Republic of China, on the basis of equality, voluntariness and fairness, under the principle of long-term cooperation and mutual development, Party A and Party B, through friendly negotiation, hereby reach the following agreement with respect to the sales and purchase of solar-grade polysilicon in 2010 (hereinafter, the “Agreement”).

Article 1: Subject Matter

Solar-grade polysilicon (hereinafter referred to as the “Goods”).

Article 2: Quantity (ton), Price (RMB) and Time of Supply

2.1. Party A agrees to supply Party B with 50 tons of the Goods each month in 2010. Party A and Party B shall determine the unit price of the Goods each quarter by referring to the market price of the Goods if the market price fluctuates within the range of 5%. If the market price of the Goods fluctuates 5% or more, the parties shall immediately re-negotiate the actual sales price.

Article 3: Payment Terms

3.1. Party B shall check the quantity of the Goods within two days of arrival and shall provide a confirmation receipt to Party A if Party B does not dispute the quantity of the delivered Goods. Within seven business days of such confirmation receipt, Party A shall issue a value-added-tax invoice, or VAT invoice, to Party B with respect to such delivered Goods. Party B shall make payments to Party A with respect to such delivered Goods within 20 business days upon receiving the VAT invoice.

Article 4: Requirements on Packaging and Marking and Delivery Terms

4.1 Packaging: The packaging of the Goods shall be suitable for long-distance highway transportation and Party A shall bear such packaging cost.

4.2 Marking: Per Party B’s requirements, Party A shall mark on both the outer and inner packaging of the Goods with the manufacturer’s name and the Goods’ lot number, specification, weight and date of production.

4.3 Place of Delivery: The place of delivery shall be the warehouse located at Party B’s factory.

4.4 Method of Delivery: Party A shall deliver the Goods to Party B.

4.5 Transfer of Title: Title to the Goods, together with the risk of damage or loss, shall transfer to Party B upon delivery.

Article 5: Quality Guarantee

5.1 The solar-grade polysilicon sold by Party A to Party B under this Agreement shall meet the following standards of quality: The P-type resistivity shall exceed 200 ohm.cm and the N-type resistivity shall exceed 40 ohm.cm. Any other standards of quality not specified herein shall be determined by referring to the industrial standards.

5.2 Party A shall submit to Party B a formal testing report on each batch of Goods.

5.3 Party B shall inspect the quality of the Goods within 15 days of receiving the Goods and, in the event of any quality deficiency, shall raise any objections and notify Party A in writing of such objections within such period. Otherwise, the Goods delivered by Party A to Party B shall be deemed to have met the quality requirements agreed upon by both parties.

Article 6: Effectiveness, Term and Termination of the Agreement

6.1 This Agreement shall take effect after it is signed and affixed with seal by the representatives of both parties.

6.2 If either party fails to perform its obligation under this Agreement and fails to cure its non-performance or breach of its obligation within 15 days after being demanded by the other party, the other party shall have the right terminate this Agreement by written notice.

6.3 The Articles on Confidentiality, Liability for Breach of Contract and Dispute Resolution shall survive the termination, cancellation or invalidation of this Agreement.

Article 7: Liability for Breach of Contract

(1) Party A’s Liability for Breach of Contract

7.1 If Party A fails to deliver the Goods pursuant to the terms of this Agreement, Party A shall be liable for breaching this Agreement.

7.2 If Party A fails to deliver the Goods within the schedule as set forth in the delivery notice letter and such delay lasts for 10 or more days, Party A shall be deemed to have breached this Agreement and shall pay Party B a penalty in the amount of 0.1% of the total price of the Goods late for delivery per day until such delayed Goods are delivered, provided, however, that such penalty shall not exceed 5% of the total price of the Goods late for delivery.

(2) Party B’s Liability for Breach of Contract

7.3 After the Agreement takes effect, if Party B fails to perform its obligations hereunder, Party B shall be liable for breaching this Agreement.

7.4 If Party B fails to take the delivered Goods within the term agreed by both parties and such delay last for 10 or more days, Party B shall be deemed to have breached this Agreement and shall pay Party A a penalty in the amount of 0.1% of the total price of the untaken Goods per day until Party B takes delivery of such Goods, provided, however, that such penalty shall not exceed 5% of the total price of the untaken Goods.

(3) Miscellaneous

7.5 If both parties agree to amend or terminate this Agreement through negotiation, no breach of contract shall occur.

7.6 With respect to economic compensations such as damages or penalty, the breaching party shall remit the amount of such compensation to the other party within 10 days after the liability is clearly allocated.

7.7 Other matters shall be resolved in accordance with the Contract Law of the People’s Republic of China.

Article 8: Confidentiality

8.1 Both parties shall keep the following information strictly confidential:

(1) the existence of the business relationship under this Agreement;

(2) the terms and conditions of this Agreement and its negotiation;

(3) the subject matter and quantity hereunder; and

(4) all the commercial and technical information involved in the performance of this Agreement.

However, information disclosed pursuant to Article 8.2 hereof shall be excluded from this Confidentiality provision.

8.2 The information set forth in Article 8.1 can only be disclosed in the following circumstances:

(1) compulsory requirements under the laws applicable to either party;

(2) compulsory requirements of any governmental or supervisory authorities with competent jurisdiction;

(3) disclosure by either party to its professional consultant or lawyer under the premise that the latter undertakes to keep such information confidential (if any);

(4) the information enters into the public domain due to the fault of neither party; or

(5) both parties give prior written consent.

Article 9: Force Majeure

9.1 Force majeure refers to any unforeseeable, unpreventable and unavoidable events after this Agreement takes effect, such as earthquake, typhoon, flood, fire, snowstorm and war, which directly affect the continuous performance of this Agreement.

9.2 The party affected by any force majeure event shall immediately notify the other party of the reason for non-performance or incomplete performance of this Agreement so as to alleviate the losses that may be caused to the other party; the affected party shall also provide the detailed information of the force majeure event and the evidence of proof issued by a competent authority within 15 days. The breaching party shall thereafter be allowed to delay performing, partially perform or not perform, this Agreement and depending on the actual situations, shall be partially or completely exempted from any liability for breaching this Agreement due to any force majeure event.

9.3 If the event of force majeure lasts for over thirty days, both parties shall determine whether to continue or terminate this Agreement through friendly negotiation. If either party fails to perform its obligations hereunder for more than two months due to any event of force majeure, the other party may terminate this Agreement by written notice.

Article 10: Dispute Resolution

10.1 All matters related to this Agreement shall be subject to the laws of the People’s Republic of China. Any dispute shall be exclusively governed by the laws of the People’s Republic of China.

10.2 Any dispute arising from the interpretation or performance of this Agreement between both parties shall be first settled through friendly negotiation. If the parties fails to resolve the dispute within 30 days through such friendly negotiation, either party may bring lawsuit at the People’s Court where the plaintiff is located.

10.3 Except for the matters under dispute, both parties shall continue to exercise other rights and perform other obligations under the Agreement during the period of occurrence and settlement of dispute.

Article 11: Miscellaneous

11.1 This Agreement shall be executed in two official copies in Chinese and each party shall hold one of such official copies. Copy of this Agreement transmitted through facsimile shall have the same legal effect.

11.2	This Agreement shall take effect upon execution.

11.3 Anything not included herein shall be supplemented with supplemental agreements through friendly negotiation by both parties. Any supplemental agreement shall have the same legal effect as this Agreement.

Party A: (Seal) Chongqing Daqo New Energy Co., Ltd.

Chongqing Daqo New Energy Co., Ltd.

/s/ Authorized Signatory

Signature of the representative

Party B: (Seal) Jinzhou Solargiga Energy Co., Ltd.

Jinzhou Solargiga Energy Co., Ltd.

/s/ Authorized Signatory

Signature of the representative

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